EXHIBIT B

Identification and Classification of Members of the Group

RJDT Holdings, L.P. and SCM Holdings GP, LLC (collectively, the “Filers”) are jointly filing this Schedule 13G pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended. On June 22, 2026, pursuant to an Interest Purchase Agreement dated as of February 4, 2026, in a single transaction contemplated thereby, RJDT Holdings, L.P. acquired 10,262,278 shares of Class A membership units representing limited liability company interests of Ridgepost Capital, LLC (the “Class A Units”), a Delaware limited liability company and a subsidiary of Ridgepost Capital, Inc., a Delaware corporation (the “Company”), and SCM Holdings GP, LLC acquired 103,659 Class A Units. Subject to certain conditions, the Class A Units are exchangeable into shares of Class A Common Stock, par value $0.001 per share, of the Company, on a one-for-one basis, pursuant to that certain Exchange Agreement entered into on August 25, 2022, by and among Ridgepost Capital, LLC, the Company and the other signatory parties thereto, to which the Filers became parties via joinder.